                                                                    EXHIBIT 10.1



                               EFUNDS CORPORATION
                         EXECUTIVE EMPLOYMENT AGREEMENT

         AGREEMENT ("Agreement"), dated September 9, 2002, by and between eFunds Corporation, a Delaware corporation (the "Company"), and Paul F. Walsh (the "Executive").

         WHEREAS, the Company wishes to employ the Executive as its Chief Executive Officer and Executive is willing to accept such employment on the terms and conditions hereinafter set forth;

         WHEREAS, the Company and the Executive will also enter into that certain Change in Control Agreement on the Start Date referenced herein (the "Change in Control Agreement"); and

         WHEREAS, capitalized terms used without definition herein shall have the meanings assigned to such terms in the Change in Control Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and the Executive set forth below, the Company and the Executive agree as follows:

I. Employment Period. Upon the terms and conditions set forth herein, the Company hereby agrees to employ the Executive as its Chief Executive Officer, and the Executive hereby agrees to accept such employment. The term of such employment (the "Employment Period") shall commence on September 16, 2002 (the "Start Date") and shall continue until September 16, 2005, unless earlier terminated as provided in this Agreement. Upon the expiration of the initial term of the Employment Period, this Agreement and the Employment Period shall be automatically extended for successive additional one year terms, unless one party shall give a notice of non-renewal to the other at least 90 days prior to scheduled expiration of the initial or any renewal term. Notwithstanding the foregoing, the Executive's employment by the Company shall be "at-will" and the Board of Directors of the Company (the "Board") may terminate the Executive's employment at any time either with or without "Cause" (as hereinafter defined).

II. Terms of Employment.

     A. Position and Duties.

     1. During the Employment Period, the Executive agrees to serve as the Chief Executive Officer and Chairman of the Board of the Company and to perform such reasonable duties as are generally considered consistent with such positions and as the Board shall assign to the Executive from time to time.



                                       1
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     2. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full-time attention to the business and affairs of the Company and to use the Executive's reasonable efforts to perform faithfully and efficiently his responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees or provide consulting services to others so long as such activities are approved in advance by the Board of Directors of the Company and do not significantly interfere with the Executive's performance of his responsibilities as a full-time employee of the Company in accordance with this Agreement (it being understood and agreed that the continued service of the Executive on the Board of Directors of Staples, Inc. shall be permitted hereunder).

     B. Compensation. During the Employment Period, the Executive shall be entitled to receive the following elements of compensation:

        1. Base Salary. The Company shall pay the Executive a minimum base salary (the "Annual Base Salary") of $500,000 per year (or such higher amount as may be determined at the discretion of the Compensation Committee of the Board (the "Compensation Committee")). The Annual Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies.

        2. Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible to be paid, for each full fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus"). The Executive's minimum target Annual Bonus will be 70% of the Annual Base Salary actually paid to the Executive for that fiscal year (or such higher percentage as may be determined in the discretion of the Compensation Committee). The amount of the Annual Bonus actually paid to the Executive for any given fiscal year may be higher or lower than the target Annual Bonus and will be determined in accordance with the performance parameters established under, and the other terms and conditions of, the Company's existing Annual Incentive Plan (or any comparable successor plan). Any Annual Bonus earned by the Executive shall be paid no later than the end of the third month following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms and conditions of any deferred compensation plan established by the Company. For 2002, the Executive shall receive a guaranteed bonus of $87,500, payable as aforesaid. If the Employment Period shall expire prior to the end of a given fiscal year, the bonus, if any, payable for the portion of the year during which the Executive was employed shall be determined by the Compensation Committee.

        3. Stock Options. The Executive shall be entitled to participate in the eFunds Corporation 2000 Stock Incentive Plan (or any comparable successor plan) on generally the same terms and conditions as the other senior executive officers of the Company (the "Senior Executives"), it being understood and agreed that the Executive will be eligible for option grants commensurate with the Executive's status as Chief Executive Officer. The general target for the imputed value of the annual equity-based award to the Executive shall be 250% of


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the Executive's then Annual Base Salary, it being understood and agreed that this target is not a mandatory or minimum requirement and that the actual value of any future equity-based awards to the Executive shall be determined by the Compensation Committee in the exercise of its sole discretion. On the Start Date, the Executive shall receive a ten-year option to purchase 307,692 shares of Common Stock at a price equal to the closing price (the "Closing Price") of the Company's Common Stock on the Nasdaq National Market on the business day immediately preceding the Start Date, as such price is reported in the Wall Street Journal, Western Edition, and a grant of a number of restricted stock rights equal to $500,000 divided by the Closing Price. The understanding of the parties is that it is not currently contemplated that the Executive will receive an equity-based award in 2003 in light of the foregoing.

     4. Savings, Retirement and Other Incentive Plans. The Executive shall be entitled to participate in all other incentive, savings, deferred compensation, stock purchase and retirement plans, practices, policies and programs applicable generally to the other Senior Executives.

     5. Welfare Benefit Plans. To the extent that the Executive's position, title, tenure, salary, age, health and other qualifications make the Executive eligible, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs generally provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs).

     6. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in furtherance of the Executive's duties in accordance with the then prevailing policies, practices and procedures of the Company.

     7. Fringe Benefits. The Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, use or reimbursement for the use of an automobile, as the case may be, and payment of related expenses, in accordance with the plans, practices, programs and policies of the Company.

     8. Vacation. The Executive shall be entitled to six weeks of paid time off per year and shall be entitled to standard Company holidays in accordance with the plans, policies, programs and practices of the Company.

III.     Obligations of the Company upon Termination.

     A. Good Reason; Other Than for Cause; Non-Renewal by the Company.

        1. If the Company shall terminate the Executive's employment prior to the expiration of the Employment Period other than for Cause or if the Executive shall terminate his employment prior to such expiration for "Good Reason" (as hereinafter defined),

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the Company shall pay to the Executive in a lump sum in cash the aggregate of the following amounts:

                (a) the sum of (i) the Executive's Annual Base Salary through the date of termination (the "Termination Date") of the employment of the Executive to the extent not theretofore paid, (ii) any Annual Bonus paid or payable in respect of the most recently completed fiscal year of the Company, to the extent such amount is determinable and not theretofore paid and (iii) any vacation pay accrued by the Executive through the Termination Date (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the "Accrued Obligations"). In the event the Executive's Annual Bonus for the most recently completed fiscal year of the Company is not determinable on the Termination Date, such Annual Bonus shall (subject to any deferral election made by the Executive) be paid to Executive in a lump sum, in cash, as soon as administratively feasible after the date the amount of such Annual Bonus is determined and in any event prior to the expiration of the three month period referenced in Section II (B)(2). Any other amounts payable pursuant to this Section III(A)(1)(a) shall be paid as soon as administratively feasible following the Termination Date.

                (b)an amount equal to the Annual Base Salary that would have been earned by the Executive had the Executive remained continuously employed throughout the remaining original term of the Employment Period at the Annual Base Salary in effect on the Termination Date; and

                (c) an amount equal to the Annual Bonus(es) that would have been earned by the Executive had the Executive remained continuously employed throughout the remaining scheduled term of the Employment Period and been awarded Annual Bonus(es) at the target Annual Bonus rate in effect on the Termination Date (pro-rated for any year that would not have been completed in its entirety).

                (d) Notwithstanding the foregoing, if the aggregate payments contemplated by subsections (b) and (c) do not exceed 150% of the Base Salary in effect on the Termination Date (the "Base Termination Amount"), the Company shall instead pay the Executive an amount equal to the Base Termination Amount.

        2. If the Employment Period shall expire by reason of an election by the Company not to renew this Agreement, the Company shall pay the Executive the Base Termination Amount in a lump sum in cash as soon as administratively feasible following the Termination Date related to such expiration.

        3. Any and all benefits or other forms of compensation to the Executive (such as the disposition of any options held by Executive, the balance of Executive's account under the Company's Employee Stock Purchase or deferred compensation plans, and the Executive's 401(k) account (collectively, "Other Benefits")) shall be governed by the rules applicable to such plans and programs and the terms of any agreements between the Executive and the Company related to such Other Benefits, as the same are in effect on the Termination



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Date; provided, however, that the payments set forth in this Agreement (and the
Change In Control Agreement) are the Executive's sole entitlement to severance pay and the Executive shall not also be entitled to receive payment under the Company's standard severance programs.

        4. Notwithstanding the foregoing, no amounts shall be owing to the Executive under the foregoing clause (2) of this Section III(A) or subsections
(b), (c) or (d) of clause (1) of this Section III(A) unless the Executive shall have timely executed and delivered the Release attached to this Agreement as Exhibit A and the seven day rescission period referenced in Section 1(a) thereof shall have expired without the Executive having sent a notice of revocation or rescission to the Company, at which point any accrued amounts ("Termination Payments") which are then payable under such clause or subsections shall be paid to Executive as soon as administratively feasible.

     B. Death; Disability; for Cause or Without Good Reason; Non-Renewal by the Executive. If the Executive's employment is terminated prior to the expiration of the Employment Period by (1) reason of the Executive's death or "Disability" (as hereinafter defined), (2) the Company for Cause or (3) the Executive without Good Reason or if the Employment Period shall expire by reason of an election by the Executive not to renew this Agreement, this Agreement shall automatically terminate on the relevant effective Termination Date. In any such event, the Company's only obligations to the Executive (or his heirs, estate or legal representatives, as the case may be) shall be for the payment of any Accrued Obligations owed to the Executive on such Date and the timely payment or provision for payment of any applicable Other Benefits in accordance with the provisions of Section III(A)(3). Any Accrued Obligations owing hereunder shall (subject to any deferral election by the Executive) be paid as soon as administratively feasible after the Termination Date.

     C. Disputes. In the event of any dispute regarding the appropriate characterization of any termination of the employment of the Executive, the payment of any Termination Payments asserted to be owing to the Executive shall be suspended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction. If such resolution requires the payment to the Executive of any Termination Payments, such Payments shall be promptly paid following such resolution, plus simple interest from the Termination Date through the date of payment calculated at a rate of 7.0% per annum.

     D. Payment of Legal Fees. In the event of any dispute regarding the reasons for any termination of the Employment Period prior to its scheduled expiration, the non-prevailing party hereby agrees to pay all reasonable legal fees and expenses (including, but not limited to, attorney's fees) which the prevailing party may incur in good faith as a result of defending or pursuing such dispute.

     E. Disposition of Equity Instruments. In the event the Company should assert that the employment of the Executive shall have been terminated for Cause and the Executive shall dispute such assertion, the exerciseability or vesting of any options, restricted shares, restricted



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stock rights, SARs or similar instruments which would be forfeited by the
Executive by reason of such termination shall be suspended during the pendency of such dispute. If it is ultimately determined that the termination of the Executive's employment was not properly characterized as being for Cause, such suspension shall be lifted and the Executive shall retain such instruments for a period of time from the date of such determination equivalent to the time period during which the Executive would have retained such instruments following the Termination Date had the termination of the Employment Period not been wrongfully characterized as for Cause, although in no event may any equity-based award be retained beyond its originally scheduled term.

     F. Certain Additional Payments by the Company. In the event it shall be determined that any payment or benefit received or to be received by the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, but determined without regard to any additional payments required under Section (A) of Exhibit B) would be subject to the excise tax imposed by Section 4999 (or any successor section) of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such or any other excise tax, then the Executive shall be entitled to receive additional payments in an amount determined in accordance with Exhibit B.

IV.  Reasons for Termination.

     A. Cause. For purposes of this Agreement, "Cause" shall mean:

        1. the willful and continued failure of the Executive to perform substantially the Executive's material duties (other than as a result of the mental of physical illness of the Executive or any such failure as may allegedly occur after the Executive issues a Notice of Termination for Good Reason pursuant to Section IV(D) hereof) for a period of 30 days or more after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's material duties;

        2. the Executive engages in illegal conduct or gross misconduct which is materially and demonstrably injurious to the commercial interests of the Company;

        3. the Executive commits an act of fraud, misappropriation, embezzlement or other similar act of dishonesty;

        4. the Executive is formally charged by an appropriate governmental authority with having engaged in any conduct of the type described in subsections 2 or 3 above; or

        5. the Executive is convicted or pleads guilty or nolo contendre to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics, moral turpitude or other immoral conduct which reflects adversely upon the reputation or interests of



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the Company or its customers or vendors or the Executive becomes subject to criminal sanctions that will prevent the Executive from performing his duties in the ordinary course for a period of time that is likely to exceed 30 days.

     B. Good Reason. The Executive may terminate his employment with the Company at any time, whether with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

        1. except with the Executive's prior consent, the assignment to the Executive of any significant duties inconsistent with the Executive's status and position as the Chief Executive Officer of the Company or any other action by the Board which results in a material and ongoing diminution of the Executive's position and authority;

        2. any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

        3. a requirement by the Company that the Executive maintain his principal residence at a location outside of the Scottsdale, Arizona area as a condition to his continued employment;

        4. any request or requirement by the Company or the Board that the Executive take any action or omit to take any action that is inconsistent with or in violation of the Company's ethical guidelines and policies or any professional ethical guidelines or principles that may be applicable to the Executive; or

        5. except with the Executive's prior consent or as a result of a failure of the stockholders of the Company to elect the Executive to the Board or any legal or regulatory requirements applicable to the Company, the removal of the Executive from the office of Chairman of the Board (it being understood and agreed that the appointment by the Board of a Lead Director shall not be deemed to constitute such a removal).

     C. Death or Disability. If the Company determines in good faith that the Executive has become "Disabled" (as defined below) during the Employment Period, it may give a "Notice of Termination" (as defined below) to the Executive in accordance with Section IV(D) of this Agreement of its intention to terminate the Executive's employment by reason of such Disability. In such event, Executive's employment with the Company shall automatically terminate on the 30th day after the date of such Notice of Termination (unless such Termination Date is extended by the Board) if the Executive shall not have returned to full-time performance of the Executive's duties within such 30 day notice period. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to substantially perform the essential functions of the Executive's position for a period of 60 or more consecutive days as a result of a mental or physical illness.The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death.

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     D. Notice of Termination. Any purported termination of the Executive's employment during the Employment Period (other than by reason of the death of the Executive) shall be communicated by a notice (a "Notice of Termination") given by the party seeking to terminate such employment to the other party hereto in accordance with Section VI(B) of this Agreement. Any Notice of Termination shall (1) indicate the specific termination provision in this Agreement relied upon by the party giving such notice (or that the Executive's employment is being terminated by the Company without Cause or by the Executive without Good Reason), (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Executive's employment under the provision so indicated and
(3) if the Termination Date not the date of receipt of such notice, specify a Termination Date (which date shall be not more than 180 days after the date of the Notice of Termination). A Notice of Termination for Cause shall include a certified copy of a resolution to such effect duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Good Reason or Cause shall not waive any right of the Executive or the Company, as the case may be, from asserting such fact or circumstance in enforcing their respective rights hereunder;

     E. Dispute Concerning Termination. Notwithstanding the existence of any dispute regarding the characterization of the reasons for any termination, the Termination Date shall be the date set forth in the Notice of Termination.

V.   Non-Competition Agreement.

     A. As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, the Executive agrees that during the term of his employment and for a period of 18 months after any Termination Date or, if longer (but not to exceed two years), a period of time equivalent to the amount of time it would have taken the Executive to earn an amount of Base Salary equal to the aggregate amount of any Termination Payments made to the Executive (the "Restricted Period"), the Executive will not:

        1. Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any "Competitor;" or

        2. Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located (the activities referenced in this clause 2 and the foregoing clause 1 being hereinafter referred to as "Restricted Activities").

        3. As used herein, "Competitor" shall mean any entity (or, with regard to an entity which engages in multiple lines of business, any division or subsidiary of such entity) primarily engaged in the business of (i) processing debit, ATM or EBT transactions or providing software that allows others to process such transactions, (ii) providing data-based risk



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management, decision support or customer relationship management products and services, so long as the provision of such products and services is governed by the Federal Fair Credit Reporting Act, 15 U.S.C. ss.1681 et. seq. (or any successor provision), (iii) managing or deploying networks of ATMs providing business process outsourcing services (such as call centers or accounts receivable or payable processing). An entity, or a subsidiary or division thereof, shall not be considered to be a Competitor merely by engaging in the business of providing any of the foregoing products or services if the revenues from one or more of such activities do not constitute 10% or more of the total revenues of such entity, division or subsidiary. By way of example, if an entity maintains a subsidiary which derives a 10% or more of its revenues from debit transaction processing, the Executive could not engage in any Restricted Activity with respect to that subsidiary. The Executive would not, however, be prohibited from engaging in any Restricted Activity for another division or subsidiary of such entity so long as the Executive's relationship with such other division or subsidiary is not maintained as a pretext designed to enable Executive to avoid compliance with the spirit of the foregoing and the Executive does not engage in any Restricted Activity with respect to the debit processing subsidiary during the Restricted Period. Without limiting the generality of the foregoing, "Competitors" shall by definition include Equifax, Experian, TransUnion, First Data Corporation, Concord EFS, M&I, EDS and Total System Services.

     B. The Executive agrees that a breach by the Executive of any of the terms of this Agreement will cause great and irreparable injury and damage to the Company and that the Company shall have a right to equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Agreement or prevent a threatened or potential breach of this Agreement by the Executive. In addition, the Company will be immediately relieved of any obligation to make any Termination Payments to the Executive if the Executive should breach this Section V.

VI.  Miscellaneous.

     A. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     B. All notices and other communications hereunder shall be in writing and shall be, addressed as follows:

                           If to the Executive:
                           Paul F. Walsh
                           229 Foreside Road
                           Falmouth, ME  04105


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                           With a copy to:
                           Stephan G. Bachelder
                           Stephan G. Bachelder & Associates, P.A.
                           22 Free Street
                           Portland, Maine  04101
                           Telecopy:  207-775-6441

                           If to the Company:
                           eFunds Corporation
                           Attn:  General Counsel
                           8501 North Scottsdale Road, Suite 300
                           Scottsdale, Arizona 85253
                           Telecopy:  (480) 629-7661

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be in writing and shall be effective five days after mailing, if sent by first class, postage prepaid to the address set forth above, two business days after mailing if sent by priority or overnight courier (next business day delivery) or upon transmission if sent by telecopy, with receipt of the correct answer back.

     C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     D. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     E. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     F. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to immediately assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section IV(B) of this Agreement or the right of the Company to terminate the Executive's employment for Cause or by reason of the Disability of the Executive pursuant to Section IV(A) or Section IV(C), respectively, of this

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

Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     G. This Agreement is intended to supercede and replace any other prior severance agreements or arrangements between the parties; provided, however, that this Agreement shall not supercede or replace any Confidentiality Agreement between Executive and the Company.

     H. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

     I. In no event shall any amounts be payable under this Agreement if the Executive should become entitled to any payments pursuant to the Change in Control Agreement. This Agreement is expressly made subject to Section XI (F) of the Change in Control Agreement.

     J. Notwithstanding any other provision in this Agreement to the contrary, the Board may delegate the responsibilities, duties and powers specified under this Agreement to be observed or performed by the Board to the Compensation Committee or the Board Affairs Committee

     K. The Executive acknowledges that the terms of this Agreement have been open for acceptance and execution for at least 30 days during which time the Executive has considered whether or not to accept this Agreement and consulted with an attorney of the Executive's choosing to advise the Executive regarding the same.

     L. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify.

     M. In no event shall the Executive be obligated to seek other employment or to take any other action to mitigate or reduce the amounts payable to the Executive under this Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their hand as of the day and year first above written.

EFUNDS CORPORATION                              Executive

By: /s/ John J. Boyle III                       /s/ Paul F.Walsh
    ----------------------                      ----------------------
    Its: Lead Director                          Paul F. Walsh
    ----------------------


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


                                                                       EXHIBIT A

                                     RELEASE

     WHEREAS, Paul F. Walsh ("the Executive") is an employee of eFunds Corporation, a Delaware corporation (the "Company");

     WHEREAS, the Executive's employment with the Company has been terminated
effective as of        ,        (the "Termination Date");

     WHEREAS, the Executive and the Company have previously entered into that certain Executive Employment Agreement, dated as of September 9, 2002 (the "Agreement"), pursuant to which the Company has agreed to make certain payments to the Executive following the termination of his employment;

     WHEREAS, it is a condition to the Company's obligation to make certain of the payments provided for in the Agreement that the Executive execute, deliver and not rescind this Release; and

     WHEREAS, it is a condition to the effectiveness of this Release that the Company in fact make such payments.

     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, the Executive and the Company hereby agree as follows:

1.   Release.


     (a) As consideration for the promises of the Company contained in the Agreement, the Executive, for him and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by the Executive (collectively, "Claims") which the Executive has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the "Controlled Group") and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies ("the Released Parties") arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Termination Date (the "Released Matters"), including, without limitation, any Claims based on or arising out of the Executive's employment with the Controlled Group and the cessation of that employment; provided, however, that such release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify the Executive against any Claims brought against the Executive by any third party by reason of the Executive's status as an officer or employee of the Controlled Group; and, provided, further, that the effectiveness of such release shall be suspended until such time as the Company shall have fulfilled its obligation to make the Termination Payments referenced under Section III(A)(1)(b), (c) or (d) or Section III(A)(2) of the Employment Agreement (it being understood and agreed that following the fulfillment by the Company of such obligation, such suspension shall be lifted and such release shall be fully effective and enforceable from and as of its date of execution by the Executive). As an essential inducement to the Executive to enter into this Agreement, and as consideration for the promises of the Executive contained herein, the Company, for itself and its successors, assigns and affiliates hereby fully and completely releases and waives any and all Claims which it or they have or may have against the Executive arising out of or related to the Released Matters; provided, however, that such release shall not operate to relieve the Executive from any obligation to reimburse the members of the Controlled Group for any disbursements (such as travel and entertainment expenses) improperly charged by the Executive to such Group; and, provided, further, that the effectiveness of such release shall be suspended during the term of any suspension of the effectiveness of the release given by the Executive above (it being understood and agreed that upon the lifting of the suspension of the effectiveness of the Executive's release, such release shall be fully effective and enforceable from and as of its date of execution by the Company). the Executive and the Company each further agree that they will not, and will cause their affiliates not to, institute any legal proceedings against the persons released by them in respect of any Claim nor will they authorize any other party, whether governmental or otherwise, to seek individual remedies on their behalf with respect to any Claim. The Executive and the Company agree that, by signing this Release, neither party is waiving any Claim arising after the Termination Date or by reason of any breach of the Agreement.

     (b) The Executive's release of Claims is intended to extend to and include Claims of any kind arising Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.ss.2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C.ss.ss.621 et seq., the Americans with Disabilities Act, 42 U.S.C.ss.ss. 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19,ss.ss.710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19,ss.ss.720-728, the Arizona Civil Rights Act, Ariz. Rev. Stat.ss.ss.41-1401, et seq., the Arizona Employment Relationship and Constructive Discharge Law, Ariz. Rev. Stat.ss.ss.23-1501, et seq. and any other federal, state or local statute, Executive Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract (other than any breach of the Agreement), wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

     (c) The Executive has been informed of the Executive's right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of the Executive's intent to revoke this Release within seven (7) calendar days following the execution of this Release by the Executive. The Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

                               eFunds Corporation
                             Gainey Ranch Center II
                             8501 N. Scottsdale Road
                                    Suite 300
                              Scottsdale, AZ 85253
                           Attention: General Counsel

The Company and the Executive agree that if the Executive exercises the Executive's right of rescission, under this Section(c), the Company's obligations to make any Termination Payments to the Executive under Section III(A)(1)(b), (c) or (d) or Section III(A)(2) of the Agreement shall be null and void.

2.   Miscellaneous.


     (a) The Executive may not assign or delegate any of the Executive's rights or obligations in respect of this Release and any attempted assignment or delegation shall be void and of no effect. This Release is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns and inures to the benefit of the Executive and the Executive's, heirs and executors. This Release is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

     (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Release shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this release on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

     (c) Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.

     (d) This Release may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     (e) The Executive has been informed that the terms of this Release will be open for acceptance and execution for 30 days after the Termination Date, during which time the Executive may consider whether or not to accept this Release and consult with an attorney of the Executive's choosing to advise the Executive regarding the same. If the Executive does not execute this Release and deliver the same to the Company by such date, the obligation of the Company to make any Termination Payments under Section III(A)(1)(b), (c) or (d) or Section III(A)(2) of the Agreement shall be wholly null and void.

     IN WITNESS WHEREOF, the Company and the Executive have hereunto set their hands to this release as of the dates set forth below.


                                        EFUNDS CORPORATION


     Dated:                             By:
                                        ---------------------------------------


                                        Its
                                        ---------------------------------------




     Dated:                             ---------------------------------------
                                                Paul F. Walsh

     STATE OF                   )

     County of                  )


     Subscribed and sworn before me
     this     day of , .


                                        seal


Notary Public, State of
My Commission expires:

                                                                       EXHIBIT B


                          CERTAIN ADDITIONAL PAYMENTS


     A. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or benefit (collectively, a "Payment") received or to be received by the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, but determined without regard to any additional payments required under this Section
(A) would be subject to the excise tax imposed by Section 4999 or any successor section) of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such or any other excise tax (any such tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount determined in accordance with this Exhibit B such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Exhibit B, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax benefit the Executive would receive if the Gross-Up Payment were eliminated and the Payments were reduced, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b) of the Code (or any successor section)) unless, in the opinion of tax counsel ("Tax Counsel") selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the "Accounting Firm" (as hereinafter defined) in accordance with the principals of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up

Payment is to be made (determined by giving affect to the maximum loss of itemized deductions that could be suffered by the Executive by virtue of his receipt of the Gross-Up Payment) and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Exhibit B), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     B. Subject to the provisions of Section (C), all determinations required to be made under this Exhibit B, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that a Payment has been made or will be required, as the case may be, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by the Company will not in fact have been made ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section (C). and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     C. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

        1. give the Company any information reasonably requested by the Company relating to such claim,

        2. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

        3. cooperate with the Company in good faith in order to effectively contest such claim, and

        4. permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (C)(4), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     D. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (C), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section (C) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of any amount advanced by the Company pursuant to Section (C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     E. The Gross-Up Payment shall be made not later than the fifth day following the Termination Date; provided, however, that if the amount of such Gross-Up Payment, and the limitation on such payments set forth in Section (A) hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accounting Firm, of the minimum amount of such Gross-Up Payment to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the Termination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).